Exhibit 10.1

December 15, 2023

[                    ]

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, TX 75038

RE: Share Repayment

Dear [                    ],

As you are aware, the Compensation Committee (the “Committee”) of the Board of Directors of Pioneer Natural Resources Company (the “Company”) has taken action to accelerate the vesting and settlement of the following outstanding equity awards that you hold (collectively, the “Subject Awards”):

•	[ ] restricted stock units originally granted on [ ];

•	[ ] restricted stock units originally granted on [ ]; and

•	[ ] restricted stock units originally granted on [ ].

The acceleration of the Subject Awards is conditioned on your acknowledgement and agreement to the terms of this letter agreement (this “Agreement”).

As a result of the acceleration of the Subject Awards, the shares of common stock of the Company (“Common Stock”) that you receive in settlement, net of shares withheld in satisfaction of applicable tax withholdings, will be subject to a mandatory holding period through the earlier of (i) the originally scheduled vesting date as set forth in the applicable award agreement or (ii) the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of October 10, 2023 by and among the Company, Exxon Mobil Corporation and SPQR, LLC. During this mandatory holding period, you will have all the benefits of ownership of the shares of Common Stock (i.e., voting and dividend rights), but such shares will not be transferable out of your Schwab account to which they are delivered.

In the event that your employment with the Company or its subsidiaries is terminated as a result of any termination that would have resulted in the forfeiture of the Subject Awards (or any portion thereof) in accordance with the terms of the applicable award agreements, you agree that you will repay, and that the Company will be specifically authorized to clawback, within 30 days following the applicable forfeiture event: (1) the shares of Common Stock issued upon settlement of the Subject Awards (or applicable portion thereof) and (2) a cash amount equal to the amount withheld in satisfaction of tax withholding obligations upon settlement of the Subject Awards (or applicable portion thereof).

This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

To confirm your acceptance of the terms of this Agreement, please return a signed copy of this Agreement by December             , 2023.

Sincerely,

PIONEER NATURAL RESOURCES COMPANY

By:		Date:
Name:	Mark H. Kleinman
Title:	Executive Vice President, General Counsel and Assistant Secretary

Acknowledged and Agreed:

Date:
[ ]